Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 5, 2025, relating to the financial statements of Beyond Meat, Inc. and the effectiveness of Beyond Meat, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Beyond Meat, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

September 29, 2025